As filed with the Securities and Exchange Commission on April 9, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Forward Pharma A/S

(Exact name of registrant as specified in its charter)

Denmark (State or other jurisdiction of incorporation or organization)	98-1228011 (I.R.S. Employer Identification No.)

Forward Pharma A/S

Østergade 24A, 1

1100 Copenhagen K, Denmark

+45 33 44 42 42

(Address of Principal Executive Offices)

2014 Omnibus Equity Incentive Compensation Plan
(Full Title of the Plan)

CT Corp

111 Eighth Avenue, #113

New York, NY 10011

Tel:  (212) 894-8940

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Michelle L. Basil, Esq.

Nutter, McClennen & Fish, LLP

155 Seaport Boulevard

Boston, MA 02210

(617) 439-2477

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☒	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Ordinary shares, par value DKK 0.10 per share	3,109,384	(3)(4)	$29.18	(3)	$90,727,586	$10,543

(1)          The ordinary shares, nominal value DKK 0.10, registered hereby may be represented by American Depository Shares, or ADSs, of Forward Pharma A/S (the “Registrant”). The ADSs, which may be evidenced by American Depositary Receipts, will be issuable upon deposit of the ordinary shares registered hereby. The ADSs have been registered under a separate registration statement filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on Form F-6 on October 9, 2014 (Reg. No. 333-199230). Each ADS represents one ordinary share. The ADSs are traded on the Nasdaq Global Select Market under the symbol “FWP”.

(2)      This Registration Statement registers ordinary shares issuable under the Registrant’s 2014 Omnibus Equity Incentive Compensation Plan, approved by the Registrant’s shareholders and Board of Directors on July 24, 2014 (the “Equity Plan”). The amount being registered also includes an indeterminate number of ordinary shares that may be offered under the Equity Plan by reason of certain corporate transactions or events, including stock dividends, stock splits, reorganizations and similar transactions, as provided in the Equity Plan, in each case in accordance with Rule 416, under the Securities Act of 1933, as amended (the “Securities Act”).

(3)          The amount of ordinary shares represents 1,739,135 ordinary shares issuable upon exercise of outstanding options and other awards and 1,370,249 ordinary shares reserved for issuance pursuant to future options or other awards granted under the Equity Plan. The proposed maximum offering price with respect to the 1,739,135 ordinary shares issuable upon exercise of outstanding options, estimated solely for the purpose of calculating the registration fee pursuant Rule 457(h) under the Securities Act, is based on the weighted average exercise price per share of $30.04. The proposed maximum offering price with respect to the 1,370,249 ordinary shares reserved for issuance pursuant to future options or other awards granted under the Equity Plan, estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, is based on the average of the high ($28.43) and low ($27.75) prices for the Registrant’s ADSs as quoted on the Nasdaq Global Select Market on April 2, 2015.

(4)          Any ordinary share covered by an award granted under the Equity Plan (or a portion of an award) that terminates, expires or lapses for any reason, or is settled in cash or a form other than ordinary shares, or is forfeited or repurchased, shall be deemed not to have been issued for purposes of determining the maximum aggregate number of shares that may be issued under the Equity Plan.

EXPLANATORY NOTE

This Registration Statement relates to 3,109,384 ordinary shares, nominal value DKK 0.10 per share per share, of Forward Pharma A/S, which have been reserved for issuance under the Forward Pharma A/S 2014 Omnibus Equity Incentive Compensation Plan (the “Equity Plan”).

PART I

 INFORMATION REQUIRED IN PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information required in this Part I will be delivered to the participants in the Equity Plan, as specified in Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

The following documents are hereby incorporated by reference in this Registration Statement:

(a)         The Registrant’s Annual Report on Form 20-F filed with the Commission on March 25, 2015 (File No. 001-36686); and

(b)         The description of the Registrant’s ordinary shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-36686) filed with the Commission on October 9, 2014, including any amendment and report subsequently filed for the purpose of updating that description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers

Our Articles of Association do not provide for indemnification of our officers or directors.

We have entered into indemnification agreements with our executive officers and members of our board of directors, undertaking to indemnify them, including with respect to liabilities resulting from this offering to the extent that these liabilities are not covered by insurance.

We have entered into an insurance policy which insures our directors and executive officers for claims alleging a violation of any provision of the Securities Act, the Securities Exchange Act 1934 or any similar federal or state law or regulation or any common law relating thereto, subject to certain exceptions.

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits

See accompanying Exhibit Index.

Item 9.         Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Copenhagen, Denmark, on April 9, 2015.

FORWARD PHARMA A/S

By:	/s/ Peder Møller Andersen
Peder Møller Andersen Chief Executive Officer (principal executive officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Peder Møller Andersen and Joel Sendek, or either one of them, as his true and lawful attorneys-in-fact and agents with full power of substitution, severally, for him in any and all capacities, to sign the Registration Statement on Form S-8 of Forward Pharma A/S, and any or all amendments (including post-effective amendments thereto), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Peder Møller Andersen	Chief Executive Officer	April 9, 2015
Peder Møller Andersen	(principal executive officer)

/s/ Joel Sendek	Chief Financial Officer	April 9, 2015
Joel Sendek	(principal financial officer and
principal accounting office)

/s/ Florian Schönharting	Director (Chairman)	April 9, 2015
Florian Schönharting

/s/ J. Kevin Buchi	Director	April 9, 2015
J. Kevin Buchi

/s/ Torsten Goesch	Director	April 9, 2015
Torsten Goesch

/s/ Jan G. J. van de Winkel	Director	April 9, 2015
Jan G. J. van de Winkel

[Signature Page to Registration Statement]

Signature of Authorized U.S. Representative of Registrant

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Forward Pharma A/S, has signed this Registration Statement on April 9, 2015.

FORWARD PHARMA A/S

By:	/s/ Joel Sendek
Joel Sendek Chief Financial Officer (principal financial officer)

[Signature Page to Registration Statement]

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1

English translation of Articles of Association of the Registrant dated March 24, 2015 (incorporated by reference to Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F (File No. 001-36686) filed with the Commission on March 25, 2015)

4.2

English translation of Articles of Association of Forward Pharma A/S dated July 24, 2014 (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form F-1 (Registration No. 333-198013) filed with the SEC on August 11, 2014.)

4.3

English translation of Articles of Association of the Registrant dated September 9, 2014 (incorporated by reference to Exhibit 3.3 to the Registrant’s Amendment No. 1 to Registration Statement on Form F-1 (Registration No. 333-198013) filed with the SEC on September 12, 2014)

4.4

English translation of Articles of Association of the Registrant dated September 30, 2014 (incorporated by reference to Exhibit 3.4 to the Registrant’s Amendment No. 3 to Registration Statement on Form F-1 (Registration No. 333-198013) filed with the SEC on October 1, 2014)

4.5

English translation of Articles of Association of the Registrant dated October 14, 2014 (incorporated by reference to Exhibit 3.1 to the Report of Foreign Private Issuer on Form 6-K (File No. 001-36686) filed with the Commission on October 21, 2014)

4.6

English translation of Articles of Association of the Registrant dated November 14, 2014 (incorporated by reference to Exhibit 3.1 to the Report of Foreign Private Issuer on Form 6-K (File No. 001-36686) filed with the Commission on November 17, 2014)

4.7

Deposit Agreement between the Registrant and The Bank of New York Mellon, as depositary, dated October 14, 2014 (incorporated by reference to Exhibit 2.2 to the Registrant’s Annual Report on Form 20-F (File No. 001-36686) filed with the Commission on March 25, 2015)

4.8*	Forward Pharma A/S 2014 Omnibus Equity Incentive Compensation Plan

5.1*	Opinion of Nielsen Norager Law Firm LLP

23.1*	Consent of Nielsen Norager Law Firm LLP (included in Exhibit 5.1)

23.2*	Consent of Ernst & Young P/S

24.1*	Power of Attorney (included in the signature page to this Registration Statement)

*Filed herewith.